Exhibit 1.1

EXECUTION COPY

Lear Corporation

5.25% Senior Notes Due 2025

Underwriting Agreement

New York, New York

November 18, 2014

Citigroup Global Markets Inc.

As the Representative of the

several Underwriters named in

Schedule II hereto

Ladies and Gentlemen:

Lear Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), proposes to sell to the several underwriters named in Schedule II hereto (the “Underwriters”), for whom you (the “Representative”) are acting as representative, the principal amount of its securities identified in Schedule I hereto (the “Notes”), to be issued under an indenture dated as of March 26, 2010 (the “Base Indenture”), among the Company, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented through the date hereof and as further supplemented by the Fifth Supplemental Indenture, to be dated as of November 21, 2014, among the Company, the subsidiary guarantors party thereto (the “Subsidiary Guarantors”) and the Trustee (the “Fifth Supplemental Indenture” and together with the Base Indenture, the “Indenture”). To the extent there are no additional Underwriters listed on Schedule II other than you, the term Representative as used herein shall mean you, as Underwriter, and the terms Representative and Underwriter shall mean either the singular or plural as the context requires. Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference. Certain terms used herein are defined in Section 22 hereof.

The Subsidiary Guarantors shall each provide a guarantee of the obligations under the Notes (the “Guarantees,” and together with the Notes, the “Securities”). For purposes of this Agreement, all references to Subsidiary Guarantors shall mean those entities set forth on Schedule V hereto.

1. Representations and Warranties. The Company and each of the Subsidiary Guarantors, severally and jointly, represent and warrant to, and agree with, each Underwriter as set forth below in this Section 1.

(a) The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission an automatic shelf registration statement, as defined in Rule 405 (the file number of which is set forth in Schedule I hereto) on Form S-3, including a related Base Prospectus, for registration under the Act of the offering and sale of the Securities. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, became effective upon filing. The Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more Preliminary Prospectuses relating to the Securities, each of which has previously been furnished to you. The Company will file with the Commission a Final Prospectus relating to the Securities in accordance with Rule 424(b). As filed, such Final Prospectus shall contain all information required by the Act and the rules thereunder, and, except to the extent the Representative shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time. No order suspending the effectiveness of the Registration Statement has been issued by the Commission and no proceeding for that purpose or pursuant to Section 8A of the Act against the Company or related to this offering has been initiated or, to the knowledge of the Company, threatened by the Commission.

(b) On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date (as defined herein), the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act, the Exchange Act and the Trust Indenture Act and the respective rules thereunder; on each Effective Date and at the Execution Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the Effective Date and on the Closing Date the Indenture did or will comply in all material respects with the applicable requirements of the Trust Indenture Act and the rules thereunder; and as of its date and on the Closing Date, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company and the Subsidiary Guarantors make no representations or warranties as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Trustee or (ii) the information contained in or omitted from the Registration Statement or the Final

Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter through the Representative specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 9 hereof.

(c) The Disclosure Package and any electronic road show, when taken together as a whole with the Disclosure Package, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 9 hereof. The documents incorporated by reference in the Disclosure Package, the Registration Statement and the Final Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Act and the Exchange Act and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Disclosure Package, the Registration Statement or the Final Prospectus, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption in Rule 163, and (iv) at the Execution Time (with such date being used as the determination date for purposes of this clause (iv)), the Company was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405. The Company agrees to pay the fees required by the Commission relating to the Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(e) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(f) Each Issuer Free Writing Prospectus and the final term sheet prepared and filed pursuant to Section 5(b) hereto does not include any information that conflicts with the information contained in the Registration Statement, the Disclosure Package or the Final Prospectus, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 9 hereof.

(g) Each of the Company, its significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X under the Act) and each of the Subsidiary Guarantors has been duly incorporated, formed or otherwise organized and is validly existing as a corporation, limited liability company or partnership in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate, limited liability company or partnership, as the case may be, power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Prospectus, and is duly qualified to do business as a foreign corporation, limited liability company or partnership and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to have such power and authority, be so qualified, or be in good standing would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(h) All the outstanding shares of capital stock of each subsidiary that is a corporation have been duly and validly authorized and issued and are fully paid and nonassessable, and, except as otherwise set forth in the Disclosure Package and the Final Prospectus, all outstanding shares of capital stock of the subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances (other than liens and other encumbrances that will be permitted under the terms of the Indenture).

(i) All the outstanding limited liability company interests of each subsidiary that is a limited liability company have been duly and validly authorized and issued in accordance with the applicable limited liability company law, and, except as otherwise set forth in the Disclosure Package and the Final Prospectus, all outstanding limited liability company interests of such subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances (other than liens and other encumbrances that will be permitted under the terms of the Indenture).

(j) All the outstanding partnership, limited partnership, or limited liability partnership interests of each subsidiary that is a partnership, limited partnership, or limited liability partnership, as the case may be, have been duly and validly authorized and issued in accordance with the applicable partnership law, and, except as otherwise set forth in the Disclosure Package and the Final Prospectus, all outstanding partnership, limited partnership, or limited liability partnership interests of such subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances (other than liens and other encumbrances that will be permitted under the terms of the Indenture).

(k) The Company and each Subsidiary Guarantor has all requisite corporate power and authority to execute, deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Subsidiary Guarantors.

(l) The Company and each Subsidiary Guarantor has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture. The Indenture has been duly and validly authorized by the Company and each Subsidiary Guarantor, each of the Base Indenture and the second supplemental indenture, dated as of March 26, 2010, has been validly executed and delivered by the Company and each Subsidiary Guarantor party thereto, and, on the Closing Date, the Fifth Supplemental Indenture will have been validly executed and delivered by the Company and each Subsidiary Guarantor. When the Indenture has been executed and delivered by the Company and each Subsidiary Guarantor (assuming the due authorization, execution and delivery by the Trustee), the Indenture will constitute a valid and legally binding agreement of the Company and each Subsidiary Guarantor, enforceable against them in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought. The Indenture has been duly qualified under the Trust Indenture Act.

(m) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Notes. The Notes, when issued, will be in the form contemplated by the Indenture. The Notes have been duly and validly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and when delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(n) Each Subsidiary Guarantor has all requisite corporate or limited liability company power and authority to execute, deliver and perform each of its obligations under the Guarantees. Each Guarantee has been duly authorized by the applicable Subsidiary Guarantor and, on the Closing Date, will have been validly executed and delivered by such Subsidiary Guarantor. When the Guarantees have been executed in accordance with the provisions of the Indenture, the Notes will be entitled to the benefits of the Guarantees and will be valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(o) The Company and the Subsidiary Guarantors are not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(p) No consent, approval, authorization, filing with or order of any court or governmental or regulatory agency or body is required in connection with the transactions contemplated herein, except (i) such as will be obtained or made under the Act, the Exchange Act and the Trust Indenture Act, (ii) such as may be required under the blue sky laws of any jurisdiction or the laws of any foreign jurisdiction in connection with the purchase and distribution of the Securities by the Underwriters in the manner contemplated herein and in the Disclosure Package and the Final Prospectus, (iii) such as may be required by the Financial Industry Regulatory Authority, Inc. and (iv) such as would not have a Material Adverse Effect or a material adverse effect on the Company’s ability to consummate the transactions contemplated herein.

(q) Neither the execution, delivery and performance by the Company and the Subsidiary Guarantors of this Agreement, the Indenture, the Securities nor the issue and sale of the Securities nor the consummation of any other of the transactions herein or therein contemplated nor the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or bylaws (or similar organizational documents) of the Company or any of its subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties; except in the cases of clauses (ii) and (iii), for such conflicts, violations, liens, charges or encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect.

(r) Except as set forth in the Disclosure Package and the Final Prospectus, no holders of securities of the Company or the Subsidiary Guarantors have rights to the registration of such securities under the Registration Statement.

(s) The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included or incorporated by reference into the Disclosure Package, the Final Prospectus and the Registration Statement present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its subsidiaries as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of Regulation S-X of the Act and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The summary financial data set forth under the caption “Summary Historical Financial Data” in the Preliminary Prospectus and the Final Prospectus have been derived from the accounting records of the Company and its subsidiaries and fairly present in all material respects, on the basis stated in the Preliminary Prospectus and the Final Prospectus, the information included therein. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Disclosure Package and the Final Prospectus fairly represent the information called for in all material respects and have been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(t) Except as set forth in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto), no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the knowledge of the Company or the Subsidiary Guarantors, threatened that (i) would reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (ii) would reasonably be expected to have a Material Adverse Effect.

(u) Except as set forth in the Disclosure Package and the Final Prospectus, each of the Company and each of its subsidiaries owns or leases all such real and tangible personal properties as are necessary to the conduct of its operations as presently conducted.

(v) Neither the Company nor any of its subsidiaries is in violation or default of (i) any provision of its charter or bylaws (or similar organization document), (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable; except in the cases of clauses (ii) and (iii), for such violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

(w) Ernst & Young, LLP, who have opined to certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedule incorporated by reference into the Disclosure Package and the Final Prospectus, are independent public accountants with respect to the Company within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board and as required by the Act and the applicable published rules and regulations thereunder.

(x) The Company and the Subsidiary Guarantors have filed all tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(y) Except as would not reasonably be expected to have a Material Adverse Effect, no labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company or any Subsidiary Guarantor, is threatened or imminent, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(z) Except, in each case, as would not reasonably be expected to have a Material Adverse Effect or otherwise set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto) (i) the Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; (ii) all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are, to the knowledge of the Company and the Subsidiary Guarantors, in full force and effect; (iii) the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; (iv) there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; (v) in the past three years, neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for; and (vi) to the knowledge of the Company and the Subsidiary Guarantors, it will be able to renew its existing insurance coverage as and when such coverage expires or to obtain comparable coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(aa) No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company or any Subsidiary Guarantor any loans or advances to such subsidiary from the Company or any Subsidiary Guarantor or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated by the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(bb) Except, in each case, as would not reasonably be expected to have a Material Adverse Effect, the Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received in the past three years any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(cc) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that the interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto) is prepared in accordance with the Commission’s rules and guidelines applicable thereto. The Company and its subsidiaries’ internal controls over financial reporting are effective and the Company and its subsidiaries have no knowledge of any material weakness in their internal controls over financial reporting.

(dd) The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures are effective.

(ee) The Company and each Subsidiary Guarantor has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company or any Subsidiary Guarantor to facilitate the sale or resale of the Securities.

(ff) The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability under any environmental law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(gg) The Company and, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, are in compliance in all material respects with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith currently applicable to the Company.

(hh) Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company and each of the Subsidiary Guarantors, any director, officer employee, agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures that are reasonably designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(ii) The operations of the Company and its subsidiaries are and in the past five years have been conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or any of the Subsidiary Guarantors, threatened.

(jj) Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company or any of the Subsidiary Guarantors, any of its directors, officers employees, agents or affiliates is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company, or any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in, and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(kk) The Company and its subsidiaries own, possess, license or have other rights to use, on reasonable terms, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the business of the Company and its subsidiaries as now conducted or as proposed in the Disclosure Package and the Final Prospectus to be conducted, except as set forth in the Disclosure Package and the Final Prospectus, or where the failure to so own, possess, license or otherwise have the right to use would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Disclosure Package and the Final Prospectus, the Company has not received any notice of infringement or conflict with asserted rights of others with respect to any intellectual property rights that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ll) The statistical, industry-related and market-related data included in each of the Registration Statement, the Disclosure Package and the Final Prospectus, are based on or derived from sources that, to the knowledge of the Company, are reliable and accurate.

(mm) The Notes, the Guarantees and the Indenture will conform in all material respects to the descriptions thereof in each of the Registration Statement, the Disclosure Package and the Final Prospectus.

Any certificate signed by any officer of the Company or Subsidiary Guarantor and delivered to the Representative or counsel for the Underwriters on or about the Closing Date in connection with the offering of the Securities shall be deemed a representation and warranty by the Company or Subsidiary Guarantor, as the case may be, as to matters covered thereby, to each Underwriter.

2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at the purchase price set forth in Schedule I hereto the principal amount of the Securities set forth opposite such Underwriter’s name in Schedule II hereto.

3. Delivery and Payment. Delivery of and payment for the Securities shall be made on the date and at the time specified in Schedule I hereto or at such time on such later date not more than three Business Days after the foregoing date as the Representative shall designate, which date and time may be postponed by agreement between the Representative and the Company or as provided in Section 10 hereof (such time of delivery and payment for the Securities, the “Closing Time” and such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Representative for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representative of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representative shall otherwise instruct.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Disclosure Package.

5. Agreements of the Company and the Subsidiary Guarantors. The Company and each of the Subsidiary Guarantors jointly and severally agree with the several Underwriters that:

(a) Prior to the termination of the offering of the Securities, the Company will not file any amendment of the Registration Statement or supplement (including the Final Prospectus or any Preliminary Prospectus) to the Base Prospectus unless the Company has furnished you a copy for your review prior to filing and will not file any such proposed amendment or supplement without the consent of the Representative, which consent shall not be unreasonably withheld, unless the Company is required by law to make such filing before consent can be given. The Company will cause the Final Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representative with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representative of such timely filing. The Company will promptly advise the Representative (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, prior to termination of the offering of the Securities, subject to Section 5(b), any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, of any notice objecting to its use or the institution or threatening of any proceeding for that purpose, (v) of the receipt by the Company of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act and (vi) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose or pursuant to Section 8A of the Act. The Company will use its reasonable efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) The Company will prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule IV hereto and file such term sheet pursuant to Rule 433(d) within the time required by such Rule.

(c) If, at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package or the Final Prospectus, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, or if it shall be necessary to amend or supplement the Disclosure Package or the Final Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, the Company will (i) notify promptly the Representative so that any use of the Disclosure Package or the Final Prospectus may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package or the Final Prospectus to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request, provided, however, that before filing any amendment or supplement to the Registration Statement or the Prospectus, whether before or after the time that the Registration Statement becomes effective the Company will furnish to the Representative and counsel for the Underwriters a copy of the proposed amendment or supplement for review and will not make, prepare, use, authorize, approve, refer to or file any such proposed amendment or supplement to which the Representative reasonably objects, except as otherwise may be required by law.

(d) If, at any time when a prospectus relating to the Securities is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Disclosure Package or the Final Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Disclosure Package or the Final Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Final Prospectus, the Company will (i) notify promptly the Representative of any such event, (ii) prepare and file with the Commission, subject to the first sentence of paragraph (a) of this Section 5, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its reasonable efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Disclosure Package or the Final Prospectus and (iv) supply any supplemented Disclosure Package or Final Prospectus to you in such quantities as you may reasonably request.

(e) As soon as practicable, the Company will make generally available to its security holders and to the Representative for a period of twelve months following the Execution Time, an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158.

(f) The Company will furnish to the Representative and counsel for the Underwriters, without charge, signed copies of the Registration Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representative may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(g) The Company will use its reasonable efforts to arrange, if necessary, for the qualification of the Securities for sale under the laws of such jurisdictions as the Representative may designate and maintain such qualifications in effect so long as required for the distribution of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject.

(h) Before preparing, using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus, and before filing any amendment or supplement to the Registration Statement or the Final Prospectus, the Company will furnish to the Representative and counsel for the Underwriters a copy of the proposed Issuer Free Writing Prospectus, amendment or supplement for review and will not prepare, use, authorize, approve, refer to or file any such Issuer Free Writing Prospectus or file any such proposed amendment or supplement to which the Representative reasonably objects.

(i) The Company and each Subsidiary Guarantor will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any debt securities issued or guaranteed by the Company (other than the Securities) or publicly announce an intention to effect any such transaction, until the Business Day set forth on Schedule I hereto.

(j) The Company and each Subsidiary Guarantor will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company or Subsidiary Guarantor to facilitate the sale or resale of the Securities.

(k) The Company and the Subsidiary Guarantors, jointly and severally, agree to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Securities, including any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (v) the registration of the Securities and the Guarantees under the Exchange

Act; (vi) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (vii) any filings required to be made with the Financial Industry Regulatory Authority, Inc. (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such filings); (viii) the transportation and other expenses reasonably incurred by or on behalf of Company or Subsidiary Guarantor representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company and the Subsidiary Guarantors; and (x) all other costs and expenses incident to the performance by the Company and the Subsidiary Guarantors of their obligations hereunder.

6. Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees, severally and not jointly, that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, and “free writing prospectus,” as defined in Rule 405 (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that, solely as a result of use by such underwriter, would not trigger an obligation to file such free writing prospectus with the Commission pursuant to Rule 433, (ii) any Issuer Free Writing Prospectus listed on Schedule III or prepared pursuant to Section 1(f) or Section 5(h) above (including any electronic road show), or (iii) any free writing prospectus prepared by such underwriter and approved by the Company in advance in writing. Notwithstanding the foregoing, the Underwriters may use a term sheet substantially in the form of Schedule IV hereto without the consent of the Company.

7. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Securities shall be subject to the accuracy of the representations and warranties on the part of the Company and the Subsidiary Guarantors contained herein as of the Execution Time and the Closing Date, to the accuracy of the statements of the Company and the Subsidiary Guarantors made in any certificates pursuant to the provisions hereof, to the performance by the Company and the Subsidiary Guarantors of their respective obligations hereunder and to the following additional conditions:

(a) The Final Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); the final term sheet contemplated by Section 5(b) hereto, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose pursuant to Rule 401(g)(2) or pursuant to Section 8A under the Act shall have been instituted or threatened.

(b) The Company shall have requested and caused Winston & Strawn LLP, counsel for the Company, to have furnished to the Representative their opinion, dated the Closing Date and addressed to the Underwriters, substantially in the form attached as Annex A hereto.

(c) The Representative shall have received from Weil, Gotshal & Manges LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date and addressed to the Underwriters, with respect to the issuance and sale of the Securities, the Indenture, the Registration Statement, the Disclosure Package, the Final Prospectus (together with any supplement thereto) and other related matters as the Representative may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d) The Company shall have furnished to the Representative a certificate of the Company and any Subsidiary Guarantors, signed by the Chief Executive Officer, the President or the principal executive officer and the principal financial or accounting officer of the Company and such Subsidiary Guarantor, dated the Closing Date, to the effect that the signers of such certificate have examined the Registration Statement, the Disclosure Package, the Final Prospectus and any supplements or amendments thereto, as well as each electronic road show used in connection with the offering of the Securities, and this Agreement and that:

(i) the representations and warranties of the Company and each Subsidiary Guarantor in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and the Company and each Subsidiary Guarantor have complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied at or prior to the Closing Date;

(ii) since the date of the most recent financial statements included in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto), there has been no Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto); and

(iii) there shall not have occurred any downgrading, nor shall any notice have been given to the Company of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company by any “nationally recognized statistical rating organization” as the term is defined for purposes of Section 3(a)(26) under the Exchange Act.

(e) The Company shall have requested and caused Ernst & Young LLP to have furnished to the Underwriters, at the Execution Time and at the Closing Date, letters (which may refer to letters previously delivered to the Representative), dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representative, confirming that they are independent accountants within the meaning of the Act and the Exchange Act and the respective applicable rules and regulations adopted by the Commission thereunder and the Public Company Accounting

Oversight Board and containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement, the Disclosure Package and the Final Prospectus (together with any supplement thereto), provided that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date. References to the Final Prospectus in this paragraph (e) include any supplement thereto at the date of the letter.

(f) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Final Prospectus (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (f) of this Section 7 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), business or results of operations of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representative, so material and adverse as to make it impractical or inadvisable to proceed with the offering, sale or delivery of the Securities as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(g) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Notes by either Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. or Moody’s Investors Services, Inc. or any of their respective successors or any notice given to the Company of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(h) Prior to the Closing Date, the Company and each Subsidiary Guarantor shall have furnished to the Representative such further information, certificates and documents as the Representative may reasonably request.

If any of the conditions specified in this Section 7 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representative and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representative. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 7 shall be delivered at the office of Weil, Gotshal & Manges LLP, counsel for the Underwriters, at 767 Fifth Avenue, New York, New York, on the Closing Date.

8. Reimbursement of Underwriters’ Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 7 hereof is not satisfied, because of any refusal, inability or failure on the part of the Company or any Subsidiary Guarantor to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters or the occurrence of any of the events specified in Section 11 hereof, the Company and the Subsidiary Guarantors, jointly and severally, will reimburse the Underwriters severally through Citigroup Global Markets Inc. on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been reasonably incurred by them in connection with the proposed purchase and sale of the Securities.

9. Indemnification and Contribution. (a) The Company and each of the Subsidiary Guarantors jointly and severally agree to indemnify and hold harmless each Underwriter, their respective affiliates, the directors, officers, employees and agents of each Underwriter and their respective affiliates, and each person who controls any Underwriter within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, (ii) or any untrue statement or alleged untrue statement of a material fact contained in the Base Prospectus, any Preliminary Prospectus, the Final Prospectus or any amendment or supplement thereto, any Issuer Free Writing Prospectus or the Disclosure Package, or caused by any omission or alleged omission to state therein a material fact necessary in order to make statements therein, in light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company and each Subsidiary Guarantor will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representative specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 9(b) hereof. This indemnity agreement will be in addition to any liability which the Company and each Subsidiary Guarantor may otherwise have.

(b) Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company, each Subsidiary Guarantor, each of their respective directors, each of their respective officers, and each person who controls the Company and each Subsidiary Guarantor within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company and each Subsidiary Guarantor to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Company by or on behalf of such Underwriter through the Representative specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. The Company and each Subsidiary Guarantor acknowledge that the statements set forth in (i) the sentences related to concessions and reallowances and (ii) the paragraph related to stabilization, syndicate covering transactions and penalty bids in any Preliminary Prospectus and the Final Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in any Preliminary Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus.

(c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights or defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including one local counsel in each jurisdiction) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including one local counsel in each jurisdiction) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are in conflict with those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize in writing the indemnified party to employ separate counsel at the expense of the indemnifying party. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify each indemnified party from and against any loss or liability, consistent with paragraphs (a) and (b) of this Section 9, by reason of such settlement or judgment. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (x) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (y) does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of any indemnified person.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 9 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Subsidiary Guarantors, jointly and severally, and the Underwriters severally and not jointly agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company, the Subsidiary Guarantors and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company and the Subsidiary Guarantors on the one hand and by the Underwriters on the other from the offering of the Securities; provided, however, that in no case under this clause (d) shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Securities) be responsible for any amount in excess of the underwriting discount or commission applicable to the Securities purchased by such Underwriter hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company, the Subsidiary Guarantors and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Subsidiary Guarantors on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company and the Subsidiary Guarantors shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by the Company, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Final Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company and the Subsidiary Guarantors on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company, the Subsidiary Guarantors and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9, each person who controls an Underwriter within the meaning of either the Act or the Exchange Act and each affiliate, director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company and the Subsidiary Guarantors within the meaning of either the Act or the Exchange Act and each officer and director of the Company or any Subsidiary Guarantor shall have the same rights to contribution as the Company or any Subsidiary Guarantor, subject in each case to the applicable terms and conditions of this paragraph (d). The Underwriters’ obligations to contribute pursuant to this Section 9 are several in proportion to their respective purchase obligations hereunder and not joint.

10. Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Securities agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule II hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Underwriters) the Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule II hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Underwriters do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Underwriter or the Company. In the event of a default by any Underwriter as set forth in this Section 10, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representative shall determine in order that the required changes in the Registration Statement and the Final Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Company and any nondefaulting Underwriter for damages occasioned by its default hereunder.

11. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representative, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such delivery and payment (i) trading in the Company’s Common Stock shall have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representative, impractical or inadvisable to proceed with the offering, sale or delivery of the Securities as contemplated by any Preliminary Prospectus or the Final Prospectus (exclusive of any amendment or supplement thereto).

12. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company, the Subsidiary Guarantors or their respective officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company or any Subsidiary Guarantor or any of the officers, directors, employees, agents or controlling persons referred to in Section 9 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 5(k), 8 and 9 hereof shall survive the termination or cancellation of this Agreement.

13. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representative, will be mailed, delivered or telefaxed to the Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013 (fax no.: 212-816-7912) and confirmed to the General Counsel, Citigroup Global Markets Inc., at 388 Greenwich Street, New York, NY 10013; or, if sent to the Company or any Subsidiary Guarantor, will be mailed, delivered or telefaxed to (248) 447-5126 and confirmed to it at Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48035, Attention: General Counsel.

14. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the affiliates, officers, directors, employees, agents and controlling persons referred to in Section 9 hereof, and no other person will have any right or obligation hereunder.

15. No Fiduciary Duty. The Company and each Subsidiary Guarantor hereby acknowledge that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Subsidiary Guarantors, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Company and the Subsidiary Guarantors and (c) the Company’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company and the Subsidiary Guarantors agree that they are solely responsible for making their own judgments in connection with the offering (irrespective of whether any of the Underwriters have advised or is currently advising the Company on related or other matters). The Company and the Subsidiary Guarantors agree that they will not claim that the Underwriters have rendered advisory services of any nature or respect or owe a fiduciary duty to the Company or any Subsidiary Guarantor, in connection with such transaction or the process leading thereto.

16. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

17. Applicable Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

18. Waiver of Jury Trial. The Company, the Subsidiary Guarantors and the Underwriters hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

19. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

20. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

21. Miscellaneous. In accordance with the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company and the Subsidiary Guarantors, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

22. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended and the rules and regulations of the Commission promulgated thereunder.

“Base Prospectus” shall mean the base prospectus referred to in paragraph 1(a) above contained in the Registration Statement at the Effective Date.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Prospectus used most recently prior to the Execution Time, (iii) the Issuer Free Writing Prospectuses, if any, identified in Schedule III hereto, (iv) the final term sheet prepared and filed pursuant to Section 5(b) hereto, if any, and (v) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time when sales of the Securities were first made.

“Final Prospectus” shall mean the prospectus supplement relating to the Securities that was first filed pursuant to Rule 424(b) after the Execution Time, together with the Base Prospectus.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Issuer Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 433.

“Preliminary Prospectus” shall mean any preliminary prospectus supplement to the Base Prospectus referred to in paragraph 1(a) above which is used prior to the filing of the Final Prospectus, together with the Base Prospectus.

“Registration Statement” shall mean the registration statement referred to in paragraph 1(a) above, including exhibits and financial statements and any prospectus supplement relating to the Securities that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective prior to the Closing Date, shall also mean such registration statement as so amended.

“Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B” , and “Rule 433” refer to such rules under the Act.

“subsidiary” shall mean any corporation, limited partnership, limited liability company, or other entity with respect to which the Company (or a subsidiary thereof) owns a majority of the common stock, units or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or general partners, as the case may be.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended and the rules and regulations of the Commission promulgated thereunder.

“Well-Known Seasoned Issuer” shall mean a well-known seasoned issuer, as defined in Rule 405.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company, the Subsidiary Guarantors and the several Underwriters.

Very truly yours, Lear Corporation

By:	/s/ Terrence B. Larkin
Name: Terrence B. Larkin
Title: Executive Vice President, Business Development, General Counsel and Corporate Secretary

Guilford Mills, Inc. Lear Corporation EEDS and Interiors Lear Mexican Seating Corporation Lear Operations Corporation

By:	/s/ Terrence B. Larkin
Name: Terrence B. Larkin
Title: Vice President and Secretary

The foregoing Agreement is hereby confirmed and accepted as of the date specified in Schedule I hereto. Citigroup Global Markets Inc.

By:	/s/ Matthew Burke
Name: Matthew Burke
Title: Director

For themselves and the other

several Underwriters

named in Schedule II to the

foregoing Agreement.

SCHEDULE I

Underwriting Agreement dated November 18, 2014

Registration Statement No. 333-194478

Representative: Citigroup Global Markets Inc.

Title, Purchase Price and Description of Securities:

Title:	5.25% Senior Notes due 2025

Principal amount:	$650,000,000

Purchase price (including accrued interest or amortization, if any):	$642,687,500

Sinking fund provisions:	None

Redemption provisions:	At any time on or after January 15, 2020, we may redeem some or all of the notes at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) if redeemed during the 12-month period commencing on January 15 of the years set forth below:

2020	102.625%
2021	101.750%
2022	100.875%
2023 and thereafter	100.000%

Prior to January 15, 2020, we may also redeem some or all of the notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus a “make-whole” premium.

At any time prior to January 15, 2018, we may redeem up to 40% of the aggregate principal amount of the notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 105.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that (i) at least 50% of the original aggregate principal amount of the notes issued remains outstanding after the redemption and (ii) the redemption is made within 120 days of the relevant equity offering.

Upon the first to occur of either (a) the termination of that certain Stock Purchase Agreement, dated August 27, 2014, among Lear Corporation, EG Holdings, LLC and Everett Smith Group, Ltd. (as amended, supplemented or otherwise modified from time to time) at any time prior to the consummation of our acquisition of the issued and outstanding shares of Everett Smith Group Ltd., the parent of Eagle Ottawa, LLC (the “Acquisition”) or (b) November 15, 2015, if the Acquisition is not consummated by such date (each a “Mandatory Redemption Event”), we will be required to redeem $350 million aggregate principal amount of the notes then outstanding at a redemption price equal to the initial offer price, plus accrued and unpaid interest to, but not including, the date of redemption. In addition, if we determine that a Mandatory Redemption Event is reasonably likely to occur, then we may, at our option, redeem $350 million aggregate principal amount of the notes then outstanding at a redemption price equal to the initial offer price, plus accrued and unpaid interest to, but not including, the date of redemption.

Closing Date, Time and Location: November 21, 2014 at 10:00 a.m. at Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153

Type of Offering: Non-delayed

Date referred to in Section 5(i) after which the Company may offer or sell debt securities issued or guaranteed by the Company without the consent of the Representative: January 18, 2014

Modification of items to be covered by the letter from

Ernst & Young LLP delivered pursuant to

Section 7 at the Execution Time: None.

SCHEDULE II

Underwriters	Principal Amount of Notes to be Purchased
Citigroup Global Markets Inc.	$100,225,000
Barclays Capital Inc.	100,225,000
HSBC Securities (USA) Inc.	67,700,000
J.P. Morgan Securities LLC	67,700,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	67,700,000
RBC Capital Markets, LLC	67,700,000
BNP Paribas Securities Corp.	32,500,000
SMBC Nikko Securities America, Inc.	32,500,000
Commerz Markets, LLC	16,250,000
Fifth Third Securities, Inc.	16,250,000
The Huntington Investment Company	16,250,000
Mitsubishi UFJ Securities (USA), Inc.	16,250,000
PNC Capital Markets LLC	16,250,000
The Williams Capital Group, L.P.	16,250,000
U.S. Bancorp Investments, Inc.	16,250,000

Total	$650,000,000

SCHEDULE III

Pricing Term Sheet dated November 18, 2014.

SCHEDULE IV

Lear Corporation

$650,000,000 aggregate principal amount of 5.25% Senior Notes due 2025

This free writing prospectus relates to the offering by Lear Corporation of $650,000,000 aggregate principal amount of 5.25% Senior Notes due 2025 (the “Notes”) and should be read together with the preliminary prospectus, dated November 18, 2014, filed pursuant to Rule 424(b)(5) under the Securities Act, including the documents incorporated therein by reference.

Issuer:	Lear Corporation
Subsidiary Guarantors:	Guilford Mills, Inc. Lear Corporation EEDS and Interiors Lear Mexican Seating Corporation Lear Operations Corporation

Security:	Senior Notes due 2025

Distribution:	SEC Registered

Aggregate Principal Amount:	$650,000,000

Maturity:	January 15, 2025

Coupon:	5.25%

Price to Public:	100.00% of aggregate principal amount

Gross Proceeds:	$650,000,000

Net Proceeds to Issuer (before expenses):	$642,687,500

Yield to Maturity:	5.25%

Spread to Benchmark Treasury:	+293 basis points

Treasury Benchmark:	UST 2.250% due November 15, 2024

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2015

Optional Redemption:	At any time on or after January 15, 2020, we may redeem some or all of the Notes at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) if redeemed during the 12-month period commencing on January 15 of the years set forth below:

2020	102.625%
2021	101.750%
2022	100.875%
2023 and thereafter	100.000%

Prior to January 15, 2020, we may also redeem some or all of the Notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus a “make-whole” premium.

At any time prior to January 15, 2018, we may redeem up to 40% of the aggregate principal amount of the Notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 105.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that (i) at least 50% of the original aggregate principal amount of the notes issued remains outstanding after the redemption and (ii) the redemption is made within 120 days of the relevant equity offering.

Special Redemption:	Upon the first to occur of either (a) the termination of that certain Stock Purchase Agreement, dated August 27, 2014, among Lear Corporation, EG Holdings, LLC and Everett Smith Group, Ltd. (as amended, supplemented or otherwise modified from time to time) at any time prior to the consummation of our acquisition of the issued and outstanding shares of Everett Smith Group Ltd., the parent of Eagle Ottawa, LLC (the “Acquisition”) or (b) November 15, 2015, if the Acquisition is not consummated by such date (each a “Mandatory Redemption Event”), we will be required to redeem $350 million aggregate principal amount of the notes then outstanding at a redemption price equal to the initial offer price, plus accrued and unpaid interest to, but not including, the date of redemption. In addition, if we determine that a Mandatory Redemption Event is reasonably likely to occur, then we may, at our option, redeem $350 million aggregate principal amount of the notes then outstanding at a redemption price equal to the initial offer price, plus accrued and unpaid interest to, but not including, the date of redemption.

Change of Control Triggering Event:	If we experience a Change of Control and a Rating Decline, each holder will have the right to require us to offer to purchase all of the Notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Trade Date:	November 18, 2014

Settlement Date:	T+3; November 21, 2014

CUSIP/ISIN:	521865 AX3/ US521865AX34

Ratings*:

Joint Book-Running Managers:	Citigroup Global Markets Inc.

Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated HSBC Securities (USA) Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. SMBC Nikko Securities America, Inc.

Co-Managers:

Commerz Markets, LLC

Fifth Third Securities, Inc.

The Huntington Investment Company

Mitsubishi UFJ Securities (USA), Inc.

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

Other Additions to the Preliminary Prospectus Supplement:

Pro Forma Ratio of Earnings to Fixed Charges:	As adjusted to give effect to the sale of the notes and the application of the estimated net proceeds as if they had occurred at the beginning of the respective periods, our ratio of earnings to fixed charges would have been approximately 7.4x for the nine months ended September 27, 2014 and 6.0x for the year ended December 31, 2013.

If any information contained in this Pricing Term Sheet is inconsistent with information contained in the preliminary prospectus supplement and the accompanying prospectus, the terms of this Pricing Term Sheet shall govern.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the SEC relating to this offering. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 (or by telephone at 1-800-831-9146).

This information does not purport to be a complete description of these securities or the offering. Please refer to the preliminary prospectus supplement and the accompanying prospectus for a complete description.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

SCHEDULE V

Guilford Mills, Inc.

Lear Corporation EEDS and Interiors

Lear Mexican Seating Corporation

Lear Operations Corporation